Exhibit 5.1

90 SOUTH SEVENTH STREET • SUITE 4950 • MINNEAPOLIS, MINNESOTA 55402

TELEPHONE: +1.612.217.8800 • JONESDAY.COM

July 2, 2025

Verint Systems Inc.

225 Broadhollow Road

Melville, New York 11747

Re:	Registration Statement on Form S-8 filed by Verint Systems Inc.

Ladies and Gentlemen:

We have acted as counsel for Verint Systems Inc., a Delaware corporation (the “Company”), in connection with the registration of 6,561,000 additional shares (the “Shares”) of common stock, par value $0.001 per share, of the Company that may be issued or delivered and sold pursuant to the Verint Systems Inc. 2023 Long-Term Stock Incentive Plan (the “Plan”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plan and authorized forms of stock option, restricted stock, restricted stock unit or other applicable agreements thereunder (the “Award Agreements”), if applicable, will be, when issued or delivered and sold in accordance with the Plan and the Award Agreements, if applicable, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and Award Agreements, if applicable, will be in full force and effect at all times at which such Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions. In rendering the opinion above, we have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee thereof.

Verint Systems Inc. July 2, 2025 Page 2

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day